EXHIBIT 10.13

PROCOMER

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PROMOTORA  DEL COMERCIO EXTERIOR DE COSTA RICA

OPERATING AGREEMENT

The PROMOTORA DEL COMERCIO EXTERIOR DE COSTA RICA (“PROCOMER”) [Foreign Trade Promotion Office of Costa Rica], holder of Corporate Identification No. 3-007-196350, represented in this transaction by Leda Jiménez Cerdas, who is of legal age, unmarried, has a degree in International Relations, is a resident of San Antonio de Desamparados de San José and holder of Identity Card No. 3-229-068, and who has been granted an unlimited power of attorney, which is recorded in the Public Registry, Personal Section, in Volume 150, page 191, entry 488, and MCGHAN MEDICO S.A., holder of Corporate Identification No. three - one hundred and one — two hundred thirty seven six hundred and sixty five, represented in this transaction by Gregory Crane, who has no second surname because he is from the United States of America, and is of legal age, married once, a businessman, holder of  U.S. Passport No. one five seven seven zero four five nine four, and whose residence is Four N. Dodge Boulevard, Tucson, Arizona, 85716, United States of America, and who is acting in his capacity as secretary, with unlimited power of attorney, which is recorded in the Public Registry, Commercial Section, Volume One Thousand One Hundred and Ninety Two, Page One Hundred Ninety Three, Entry No. Two Hundred Thirty Six, acting under Article 19(ch) of the Free Trade Zone Regime Act [Ley del Régimen de Zona Franca] (No. 7210, November 23, 1990) and Executive Agreement No. 402-99, November 8, 1999 (the “Agreement”), have agreed to execute this OPERATING AGREEMENT, based on the provisions of Law No. 7210, of November 23, 1990 and its Regulations, as well as the following Clauses:

ONE.  The Beneficiary will engage in the manufacture of smooth-textured, round, style 68 silicon breast implants for export to the United States of America, Asia, Europe, Central America, and other markets, under the classification of Export Processing Industry, pursuant to sub-section (a) of Article 17 of Law 7210 and its amendments. In order to change its sphere of operations, the Beneficiary must apply for the respective authorization from PROCOMER, which shall recommend to the Executive Authority that the Agreement be revised accordingly, if necessary. Under the terms of its application, it must operate in the Industrial Park of the Metropolitan Free Trade Zone, and must begin production in the month of January of the year 2000.

TWO.  Under the provisions of Article 20, sub-section (g) of the Free Trade Zone Regime Act (Law No. 7210, November 23, 1990 and its amendments),

the Beneficiary will be “exempt from all taxes on profits, as well as any tax based upon gross or net earnings, dividends paid to shareholders, or income or sales,” as classified in that Law.  However, the latter exemptions “shall not be applicable when the potential beneficiaries may deduct the taxes from which they have been exempted in Costa Rica in their own countries,” or when they engage in marketing activities.  In the latter case, the income tax exemption shall be reduced by an amount proportional to the extent of those activities.

The Company may offer its products only on the local market, while adhering rigorously to the requirements established for this in Article 22 of Law No. 7210 and its amendments, in particular, those related to the payment of the respective taxes.

THREE.  The Beneficiary must pay to PROCOMER, on a monthly basis, the fee for the right to use Free Trade Zone Regime, which is set forth in Law No. 7683 of October 30, 1996, and Executive Order No. 25612-COMEX, about which it will be notified shortly.

The monthly use fee for the Free Trade Zone Regime becomes effective on the date of the announcement of the aforementioned Executive Agreement No. 402-99, and must be paid in advance, by the month, starting on this date.

If, for any reason, the Company does not begin production activities on the date indicated in this Executive Agreement, the corresponding contribution for the free trade zone use fee shall be calculated on the basis of sales projections or use of industrial roof area indicated by the Beneficiary in its respective application.

For purposes of updating the collection of the tax, the Company must inform PROCOMER of any increase it makes in its industrial roof area.  Failure to comply with this obligation shall result in the retroactive collection of the tax starting from the date of the most recent measurement performed by PROCOMER, which shall use the new measurement as the basis for its calculation.

FOUR.  The Security Deposit provided by the Beneficiary to PROCOMER will be returned to it during the month following the Agreement to Revoke [Benefits under] the Regime [Acuerdo de Revocatoria del Régimen], if the Beneficiary is up-to-date in the payment of its obligations.  Otherwise, PROCOMER shall take the sums owed by the Beneficiary to PROCOMER from the aforementioned security deposit, and shall return the remainder to it, should any exist.

If, within the three months following the publication of the aforementioned Agreement, the Beneficiary does not appear to reclaim the deposit, this shall be taken to mean that the deposit has been relinquished to PROCOMER.

FIVE.  The Beneficiary must inform PROCOMER of any changes or modifications that affect its commitments to the latter, including but not limited to: (a) reduction of level of employment and investment; (b) temporary suspension of operations; (c) increases in industrial roof area; (d) change of business activity; (e) change of representatives; and anything else that may be relevant within its sphere of activities.

SIX.  The Beneficiary must provide PROCOMER with an annual report on its operations, using the forms and conditions that PROCOMER establishes, within four months following the close of the fiscal year.

For the purposes of supervising and controlling the use of the Free Trade Zone Regime and the incentives that been received, the Beneficiary is under the obligation to provide to PROCOMER, and if appropriate, to the Ministry of Finance [Ministerio de Hacienda], any information that may be requested.  In addition, it must permit the officers of PROCOMER to enter its facilities at any time they consider appropriate, and without prior warning, for the purpose of verifying compliance with the obligations of the Free Trade Zone Act and its Regulations.

PROCOMER will monitor compliance with the levels of new initial investment in fixed assets and the total minimum investment of the Beneficiary, pursuant to the criteria and parameters included in the Regulations or the Free Trade Zone Regime Act to be issued, and the Beneficiary must facilitate the performance of that obligation.

SEVEN.  For the purpose of receiving future notices, the Beneficiary provides the following NUMBER: 204-31 41.  PROCOMER must be immediately notified of any change.

EIGHT.  If the Beneficiary withdraws from the Regime, it must announce its decision at least one month prior to the last day of operations, by means of a letter sent to PROCOMER, which will not process the withdrawal application if the period indicated in this clause is not observed, unless in the opinion of PROCOMER there exists some significant circumstance that would justify failure to observe it.

NINE.  PROCOMER will not authorize the removal of the Beneficiary’s assets or return its security deposit until the Beneficiary has provided PROCOMER with the following documents:

(a)                                  A copy of the notice that it must publish in a large circulation national newspaper, in which it announces that it has filed to withdraw from the Regime and that it intends to be liquidated.

(b)                                 A certificate issued by the Ministry of Labor [Ministerio de Trabajo], or any other similar document that is satisfactory to PROCOMER, affirming that it has duly complied with any pending labor obligations.

(c)                                  A certificate issued by the Ministry of Finance stating that the Company has no pending obligations; and

(d)                                 Any other document which in the opinion of PROCOMER may be necessary for these purposes.

TEN.  If the Beneficiary should fail to fulfill the conditions of this agreement and Executive Agreement No. 402-99, or the laws and regulations that may be applicable to it, PROCOMER may recommend to the Executive Authority that fines be imposed or that [the Benefits] AWARDED under the Free Trade Zone Regime be revoked, with no liability to the State, all of which is pursuant to the provisions of Law No. 7210, its amendments and its regulations.  In addition, it may recommend that the Executive Authority partially or completely suspend Incentive AWARDS set forth in Law No. 7210 and its amendments.

The imposition of sanctions, should it occur, will be notwithstanding any other administrative, civil or criminal liability that may attach to the Beneficiary or its representatives.

ELEVEN.  The terms of the exemptions provided in Law No. 7210 are subject to the international agreements signed and approved by Costa Rica.

TWELVE.  The Beneficiary agrees to comply with the environmental regulations of the Ministry of Natural Resources, Energy and Mines [Ministerio de Recursos Naturales, Energía y Minas], and SETENA [the National Technical Environmental Secretariat of the Ministry of the Environment and Energy], and must file the required studies and documents with those offices or with the Ministry of Health [Ministerio de Salud].

THIRTEEN.  Compliance with directives issued by PROCOMER regarding the promotion, administration and supervision of the Regime is obligatory for the Beneficiaries and the persons who are directly or indirectly related to them or to PROCOMER.

THE END.

The preceding was read and signed by us to indicate our acceptance, in the city of San José on November 30, 1999.

s/LEDA JIMENEZ CERDAS	s/GREGORY CRANE
COSTA RICA	MCGHAN MEDICO S.A.
FOREIGN TRADE PROMOTER

CONFIDENTIAL [stamp]

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PROCOMER______________________Promotora del Comercio Exterior de Costa Rica

[Foreign Trade Promotion Office of Costa Rica]

NOTICE

[illegible] o’clock on the  30th  day of  November, 1999.  Gregory E. Crane  appears at the office of the Director of the Foreign Trade Promotion Office of Costa Rica (PROCOMER) to acknowledge that he has been notified of Executive Agreement No. 402-99, of November 8, 1999, in which [the benefits of the] Free Trade Zone Regime are awarded to MCGHAN MEDICO S.A., corporate seal No. 3-101237665.

s/Gregory E. Crane

SIGNATURE OF NOTIFIED PARTY

Name and Identification Number of Notifying Party	Signature of Notifying Party

[stamp]
CONFIDENTIAL
McGHAN MEDICAL CORPORATION
PROPRIETARY INFORMATION

Foreign Commerce Center,

Third Ave. and 40th St., San José, Costa Rica

Tel: (506) 256-7111  * Fax (506) 233-5722.

P.O. Box 1278-1007;

e-mail:  info@procomer.go.cr

http://www.procomer.com

MINISTRY OF FOREIGN TRADE

San José, Costa Rica

AGREEMENT NO. 402-99

THE PRESIDENT OF THE REPUBLIC

AND THE MINISTRY OF FOREIGN TRADE

On the basis of Article 140, sub-sections 3 and 18, of the Constitution of Costa Rica, Article 28, second paragraph, sub-section (b) of the General Law of Public Administration [Ley General de la Administración Pública], the Free Trade Zone Regime Act No. 7210 of November 23, 1990, and its amendments, the Law Establishing the Ministry of Foreign Trade and the Foreign Trade Promotion Office of Costa Rica, No. 7683, October 30, 1996, and Executive Order No. 20355-H-COMEX, April 2, 1991, known as the Regulations to the Free Trade Zone Regime Act and its amendments,

WHEREAS

1.                                       The company MCGHAN MEDICO S.A., corporation number 3-101-237665, filed an application with the Foreign Trade Promotion Office of Costa Rica (“PROCOMER”) seeking to avail itself of the Free Trade Zone Regime, pursuant to Law NO. 7210, its amendments and Regulations.

2.                                       PROCOMER’s Committee to grant awards under special regimes received the application of MCGHAN MEDICO S.A. at its meeting No. 39, held on October 27, 1999, and agreed to recommend to the Executive Authority that the aforementioned company be granted [benefits under] the Free Trade Zone Regime.

3.                                       Legally mandated procedure has been followed.

IT IS AGREED

1.                                       Free Trade Zone Regime [benefits] shall be awarded to MCGHAN MEDICO S.A., holder of Corporate Identification No. 3-101-237665 (the “Beneficiary”), classifying it as an export processing company, under Article 17,sub-section (a) of Law No. 7210 and its amendments.

2.                                       The activity of the Beneficiary consists of the manufacture of smooth-textured, round, style 68 silicon breast implants for export to the United States of America, Asia, Europe, Central America, and other markets.

3.                                       The Beneficiary will operate in the Metropolitan Free Trade Zone Industrial Park.

4.                                       The Beneficiary shall receive the incentives and benefits set forth in Law 7210 and its amendments, with the restrictions and conditions established therein, in compliance with the regulations established in this matter by the Executive Authority and PROCOMER.

The terms of the exemptions provided for in Law No. 7210 are subject to the international agreements signed and approved by Costa Rica.

5.                                       Under the provisions of Article 20, sub-section (g) of the Free Trade Zone Regime Act (Law No. 7210, of November 23, 1990 and its amendments), the Beneficiary shall receive “exemption from all taxes on profits, as well as any tax based on gross or net earnings, dividends paid to shareholders, or income or sales,” as classified in that law.  However, the latter exemptions “shall not be applicable when the potential beneficiaries may deduct the taxes from which they have been exempted in Costa Rica in their own countries,” or when they engage in marketing activities.  In the latter case, the income tax exemption shall be reduced by an amount proportional to the extent of those activities.

The company may only offer its products on the local market while rigorously adhering to the requirements established for this in Article 22 of Law No. 7210 and its amendments, in particular, those related to the payment of the respective taxes.

6.                                       The Beneficiary agrees to maintain a minimum work force of fifty workers.  In addition, it agrees to make a new initial investment of at least USD150, 000.00 (one hundred and fifty thousand United States dollars) in fixed assets, no later than January 2000.  It will also make and maintain a minimum total investment of USD3, 000,000.00 (three million United States dollars), in conformity with the terms and conditions found in the application filed with PROCOMER.

PROCOMER will monitor compliance with the levels of new initial investment in fixed assets and the total minimum investment of the Beneficiary, pursuant to the criteria and parameters included in the Regulations of the Free Trade Zone Regime Act to be issued.  This power must be provided for in the respective operating agreement to be signed by the Beneficiary, as an obligation for which the latter is responsible.  As a result, the Executive Authority may revoke the [benefits granted to] that company under the Regime if, within those parameters, it does not meet the minimum investment levels indicated above.

7.                                       When the operating agreement has been signed, the Company must pay the monthly fee for the right to use the Free Trade Zone Regime.  The date on which production activities are expected to begin is January 2000.  If for any reason, the Company has not begun production activities as of that date, it shall continue to pay the fee, which PROCOMER shall continue to calculate on the basis of the industrial roof area stated by the Beneficiary in its respective application.

For the purposes of updating tax collections, the Company must inform PROCOMER of any increase it makes in its industrial roof area.  Failure to comply with this obligation shall result in the retroactive collection of the tax starting from the date of the most recent measurement performed by PROCOMER, which shall use the new measurement as the basis for its calculation.

8.                                       The Beneficiary agrees to comply with the environmental regulations of the Ministry of the Environment and Energy [Ministerio del Ambiente y Energía], and must file any required studies and documents with that Ministry or with the Ministry of Health.

9.                                       The Beneficiary must provide PROCOMER with an annual report on its operations, using the forms and conditions that PROCOMER establishes, within four months following the close of the fiscal year. In addition, the Beneficiary is under the obligation to provide to PROCOMER, and if appropriate, to the Ministry of Finance, any information that may be requested of it for the purpose of supervising and controlling the use of the Free Trade Zone Regime and the incentives received.  In addition, it must permit the officers of PROCOMER to enter its facilities at any time they consider appropriate, without prior warning, for the purpose of verifying compliance with the obligations of the Free Trade Zone Regime Act and its Regulations.

10.                                 If the Beneficiary should fail to comply with any of the conditions of this Agreement, or with the laws, regulations, and directives that may be applicable to it, the Executive Authority may impose fines upon it, suspend one or more of the incentives indicated in Article 20 of Law No. 7210, for a period ranging from a month to a year, or revoke [the benefits] granted to it under the Free Trade Zone Regime, with no liability to the State, all of which is pursuant to the provisions of Law No. 7210, its amendments and Regulations.  Any application of these penalties shall be notwithstanding any other administrative, civil or criminal liability that may attach to the Beneficiary or its representatives.

11.                                 After this Executive Agreement has been transmitted, the Beneficiary must sign an operating agreement with PROCOMER, after which it may begin to receive the benefits of the Regime.

12.                                 Compliance with directives issued by PROCOMER regarding the promotion, administration and supervision of the Regime is obligatory for the Beneficiaries and the persons who are directly or indirectly related to them or to PROCOMER

The end.

For announcement and publication.

Office of the President of the Republic, San José, on the eighth day of November of 1999.

s/MIGUEL ANGEL RODRÍGUEZ	SAMUEL GOZOWSKI
ECHEVERRÍA	MINISTER
[seal of Office of President, Costa Rica]	[seal of Foreign Trade Office, Costa Rica]